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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)


                              December 27, 1996

                        Commission File Number 0-26928
                                               -------

                         THE PROVIDENCE JOURNAL COMPANY
             (Exact name of registrent as specified in its charter)

DELAWARE                                    05-0481996
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(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

75 Fountain Street, Providence, RI          02902-9985
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(Address of principal executive offices)    (Zip Code)

       Registrant's telephone number, including area code: (401) 277-7000


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Item 5. Other Events

Litigation Update.

The "Company" referred to below means "The Providence Journal Company".

On January 17, 1995, Cable LP I, Inc. ("Cable LP") brought a declaratory judgment action against Providence Journal Company ("Old PJC"), Colony Communications Inc. ("Colony") and Dynamic Cablevision Inc. ("Dynamic") in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida. Colony was a cable television subsidiary of Old PJC, which was transferred to Continental Cablevision, Inc. ("Continental") in connection with the Agreement and Plan of Merger between Old PJC, Continental, and the Company dated November 18, 1994 as amended and restated as of August 1, 1995 (the "Continental Merger Agreement"). This case relates to the Dynamic Partnership, in which Dynamic is the general partner with an 89.8% interest and Cable LP is the limited partner with a 10.2% interest. In this action, Cable LP claimed that (i) Dynamic was obligated to offer to sell Dynamic's general partnership interest to Cable LP before Old PJC entered into the Continental Merger Agreement and (ii) Dynamic's offer to purchase Cable LP's limited partnership interest for $13.1 million triggered a right of first refusal entitling Cable LP to purchase Dynamic's general partnership interest for $115 million. Cable LP sought a declaration by the court that the right of first refusal it asserted applies.

A motion to strike allegations of bad faith and breach of fiduciary duty against Old PJC, Colony and Dynamic was granted by the court, and an answer to the Complaint and a Counterclaim was filed by Old PJC, Colony and Dynamic on March 16, 1995, seeking a declaratory judgment that Cable LP unreasonably refused consent to the transfer of Dynamic's general partnership interest to Continental and that a purported transfer of Cable LP's interest in the Dynamic Partnership to a partnership to be managed by Adelphia Communications, Inc. violates Dynamic's right of first refusal under the Dynamic partnership agreement. The case was tried in December 1995. A final declaratory judgment in this action in favor of Cable LP was entered on May 21, 1996. Such judgment required, among other matters, Dynamic and Colony to negotiate with Cable LP on a price to transfer Dynamic's general partnership interest to Cable LP. The Company appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996, a hearing was held on the Company's motion to stay. At such hearing, the judge declined to grant or deny the Company's motion to stay at that time.

In the event that, as a result of such litigation, Dynamic was required to sell its interest in the Dynamic Partnership to Cable LP, the Continental Merger Agreement provided that Providence Journal would pay to Continental simultaneously with the closing of such sale an amount equal to the sum of (i) the amount (if any) by which the consideration received by Dynamic for the sale of such interest was less than $115 million plus(ii) the taxes which would have been payable assuming the purchase price for such interest equaled $115 million. On December 27, 1996, the Company settled this obligation in full with Continental for $25 million. Consequently, the Company recorded a charge to stockholders' equity in the fourth quarter of 1996 to reflect the decrease in the net proceeds received form the disposal of the cable assets in 1995 pursuant to the Continental Merger Agreement. Such payment was funded by borrowings under the Company's revolving credit facility. Following such payment, all parties in the above mentioned litigation stipulated for and were granted a voluntary dismissal with prejudice of all claims before the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida on December 27, 1996.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 10, 1997

THE PROVIDENCE JOURNAL COMPANY



By: /s/ John L. Hammond
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   John L. Hammond
   Vice President-General Counsel and Chief Administrative Officer